EXHIBIT 10.46

Description of Non-Employee Director Compensation Arrangements

        As annual compensation for their services in 2004 and 2005, the Everest Re Group, Ltd. non-employee directors are paid $60,000 plus reimbursement for reasonable out-of-pocket expenses. Payment is made quarterly in arrears and may be in the form of cash or, at each director’s individual election and as permitted under the 2003 Non-Employee Director Equity Compensation Plan, in Company stock, with the number of shares determined by the fair market value of the shares as of the last day of each quarter.  In addition, the non-employee directors are eligible to participate in the 1995 Stock Option Plan for Non-Employee Directors and the 2003 Non-Employee Director Equity Compensation Plan. Effective April 1, 2006 the non-employee directors annual compensation will increase to $75,000.